Exhibit 99.1

NEWS RELEASE
For more information contact:
Rick Mills, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: wmills@topsmarkets.com
FOR IMMEDIATE RELEASE
Tops Holding Corporation Reports Increases in Sales and Profits
in Third Quarter 2011
•	Inside sales (supermarkets excluding gasoline) for the quarter increased 1.5% year-over-year
•	Operating income improved $14.3 million to $20.7 million during the third quarter; Produces operating margin of 3.9%
•	Net income for the quarter was $6.4 million compared with net loss of $7.6 million in prior-year period
•	EBITDA increased 43.2% from the prior-year period to $36.5 million in fiscal 2011 third quarter
•	Cash from operations of $51.5 million generated during year-to-date fiscal 2011
WILLIAMSVILLE, NY, November 21, 2011 — Tops Holding Corporation, the parent of Tops Markets, LLC, a leading supermarket retailer with 125 corporate and 5 franchise locations serving the Upstate New York and Northern Pennsylvania regions, today reported financial results for the Company’s third quarter (12-week period) and fiscal 2011 year-to-date period (40-week period) ended October 8, 2011.
Frank Curci, Tops’ President and CEO, commented, “Our strategy to provide our customers with a wide variety of choices and great savings opportunities combined with the successful integration of our Penn traffic acquisition and our focus on operating efficiencies drove our solid sales growth and dramatic increase in operating income in the quarter. Our business continues to improve and customers are responding to our various merchandising initiatives, as well as our store remodel program. Gasoline sales also remain strong with our gas rewards program contributing to brand loyalty and customer retention.”
Fiscal 2011 Third Quarter Financial Results
Net sales of $538.6 million in the third quarter of fiscal 2011 increased by $18.7 million, or 3.6%, from $519.9 million in the fiscal 2010 third quarter.
Inside sales were $491.0 million in the fiscal 2011 third quarter, up $7.5 million, or 1.5%, compared with the same period in the prior year. The increase in inside sales was driven by a 2.1% increase in same store sales, partially offset by a net decline in store count.
Gasoline sales increased $11.3 million, or 31.1%, to $47.6 million in the fiscal 2011 third quarter. The increase in gasoline sales was attributable to a 35.1% increase in the retail price of gasoline, partially offset by a 3.0% decline in gallons sold as a result of the timing of promotional gas rewards redemption weeks.
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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

The fluctuation in sales compared with last year’s third quarter is summarized as follows, in thousands:

	$ Change	% Change
Inside sales:
Increase in same store sales	$9,993	1.9%
Decrease from reduction in stores, net	(2,540)	(0.5)%
Gasoline sales:
Pricing increase	12,755	2.5%
Volume decrease	(1,461)	(0.3)%

TOTAL	$18,747	3.6%
Gross profit for the quarter increased 4.1% to $152.9 million from $146.9 million in the prior-year period as a result of higher sales. As a percentage of net sales, gross profit increased 10 basis points to 28.4%. This increase was largely the result of a $1.6 million favorable swing in LIFO inventory valuation adjustments from expense of $0.5 million during the third quarter of 2010 to income of $1.1 million during the 2011 quarter. The LIFO income during the 2011 period reflects the reduction of inventory unit levels, as well as the increased penetration of private label merchandise sales. Excluding the impact of non-cash LIFO adjustments, cost of goods sold as a percentage of net sales increased 30 basis points to 69.9%. This increase is due to the higher proportion of lower margin gasoline sales in the quarter. However, gross profit margin on inside sales benefitted from higher private label merchandise sales, while last year’s gross profit margin was negatively impacted by promotional activities associated with the rebranding and grand re-openings of several of the acquired Penn Traffic supermarkets.
Total operating expenses for the quarter declined $8.3 million, or 5.9%, to $132.2 million compared with $140.5 million in the prior-year period. Last year’s quarter included approximately $4.9 million in costs associated with the integration and promotion of the re-bannered Penn Traffic stores. The 2011 third quarter includes a $2.4 million reduction in wage and benefit expense recognized during the first half of 2011 to reflect adjustments associated with newly ratified labor agreements, and a $1.6 million reduction in information technology expenses resulting from the renegotiation of an IT services contract during 2010. Depreciation and amortization declined $3.1 million, largely due to certain assets that became fully depreciated during the latter part of 2010.
Operating income for the quarter was $20.7 million, or 3.9% of net sales, up sharply from $6.4 million, or 1.2% of net sales, in the prior-year period.
Rick Mills, Senior Vice President and Chief Financial Officer, noted, “We more than tripled our operating income year-over-year, which we believe demonstrates our ability to successfully acquire, rebrand, and integrate acquired operations of the magnitude of Penn Traffic; with 51 Penn Traffic stores being members of the Tops family as of November 21, 2011. Concurrently, we effectively expanded and upgraded our organic base of stores and added additional gasoline service stations. We have implemented initiatives that improve operating efficiency and have focused on cost containment. Also, in the quarter, we successfully finalized labor contracts covering the majority of our workforce on terms consistent with our strategy for growth.”
Net interest expense of $14.0 million in the fiscal 2011 third quarter was consistent with $14.4 million in the prior-year period. Net income in the quarter improved to $6.4 million compared with a net loss of $7.6 million in the prior-year period, reflecting the Company’s growth, acquisition success and measurable improvements in productivity and cost discipline.
Year-to-date Results
For the 40-week period ended October 8, 2011, net sales were $1.82 billion, up $88.7 million, or 5.1%, over $1.73 billion in the prior-year period. Inside sales increased 2.6%, which reflected a 1.6% increase in same store sales combined with the operation of the acquired Penn Traffic supermarkets for four additional weeks. Gasoline sales increased 40.9% in the year-to-date period due to higher retail prices and the addition of six new fuel stations since April 2010.
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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

Gross profit increased 3.9% to $510.3 million in the 2011 year-to-date period, and was 28.1% as a percentage of net sales, down 40 basis points year-over-year. Excluding the impact of non-cash LIFO adjustments, cost of goods sold as a percentage of net sales was 70.0% and 69.6% during the year-to-date periods of 2011 and 2010, respectively. The increase was due to the higher proportion of gasoline sales versus inside sales, as gasoline sales occur at lower margin rates. Total operating expenses in the first 40 weeks of fiscal 2011 decreased by 5.2%, or $25.3 million, to $457.0 million, primarily due to $26.2 million in costs recognized in 2010 associated with the Penn Traffic acquisition and integration.
Operating income in the 40-week period of fiscal 2011 increased to $53.2 million compared with $8.9 million in the 2010 period as the benefit of more normalized operating expenses and careful cost discipline were realized. Net income for the year-to-date period was $4.6 million compared to a $13.2 million loss in the prior-year period.
FTC Update
In association with the Penn Traffic acquisition in January 2010, the Federal Trade Commission (“FTC”) approved a modified Final Order on June 30, 2011 requiring the sale of seven supermarkets and the retention by the Company of a divestiture trustee to market the supermarkets subject to the Final Order. Also on June 30, 2011, the FTC approved the application by Tops to sell three of these supermarkets to Hometown Markets, LLC. The sale of these supermarkets closed in late July and early August 2011. On September 27, 2011, as the divestiture trustee was unable to identify a potential buyer for three of the remaining supermarkets subject to the Final Order, control of these supermarkets reverted to the Company. The Company continues to operate two of these supermarkets, while the third supermarket was closed on October 15, 2011. Also on September 27, 2011, the FTC approved a 90-day extension for the divestiture trustee to market the remaining supermarket subject to the Final Order. During November 2011, a petition was filed by the divestiture trustee with the FTC for approval of a proposed divestiture of this remaining supermarket.
As of November 21, 2011, the Company operates 51 of the 79 acquired supermarkets. Excluding the two supermarkets control of which has reverted to the Company and which the Company continues to operate, net sales and operating loss for the supermarkets subject to the Final Order were $3.5 million and $0.4 million, respectively, during the 12-week period ended October 8, 2011, and $25.5 million and $2.0 million, respectively, during the 40-week period ended October 8, 2011.
Supplemental Reporting on EBITDA and Adjusted EBITDA
To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA.
Fiscal 2011 third quarter EBITDA was $36.5 million, up $11.0 million, or 43.2%, from $25.5 million in the fiscal 2010 third quarter. Fiscal 2011 third quarter Adjusted EBITDA was $37.3 million, an increase from $34.0 million in the fiscal 2010 third quarter. Adjusted EBITDA for the 2010 third quarter excludes $6.4 million in one-time acquisition-related expenses for Penn Traffic and excess IT costs associated with the renegotiated IT services outsourcing agreement previously mentioned.
See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.
Strong Cash Generation; Strengthening Balance Sheet
The $5.5 million increase in cash provided by operating activities during the first 40 weeks of fiscal 2011 was primarily related to a $39.9 million increase in earnings, adjusted for non-cash income and expenses. Operating cash flows for the first 40 weeks of fiscal 2010 included $28.8 million of integration costs and one-time legal and professional fee cash expenditures related to the Penn Traffic acquisition. Changes in operating assets and liabilities represented a use of cash from operating activities of $12.9 million during the 2011 period, compared to a source of cash of $21.4 million during the 2010 period. This period-over-period change was primarily attributable to the timing of vendor payments and the resulting changes in accounts payable during the respective periods.
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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

Capital expenditures were $11.4 million in the third quarter and $37.3 million for the first 40-weeks of fiscal 2011 compared with $15.2 million and $34.3 million for the respective 2010 periods. We expect capital expenditures of between $40 million and $45 million for fiscal 2011. Capital expenditures are primarily focused on store upgrades and renovations as well as ongoing maintenance requirements.
Mr. Curci noted, “Consumer buying habits have clearly changed since the recession. The increased trend of customers trading down to lower-priced merchandise, including private label products, continues. Importantly, we have seen consumers responding well to our special savings promotions such as bulk sales and grouped-items deals. As part of our focus on continually improving the customer experience in our stores, we remain on track for the planned remodel of 15 locations this year. Despite the difficult operating environment, investing in our stores is a key component of our strategy, and we believe that such improvements will lead to gains in market share.”
He concluded, “In addition to organic growth, we continue to evaluate acquisition opportunities within, or contiguous to, our existing footprint. We recently closed on the acquisition of a single store in the Rochester, NY region that helps to fill in our footprint in that market area, and the initial reception from customers has been strong.”
As of October 8, 2011, the unused availability under Tops ABL facility was $60.2 million, after giving effect to $14.2 million in use for letters of credit. Tops believes that cash generated from operations and the ABL facility will be sufficient to meet cash requirements for at least the next twelve months.
Conference Call Details
Tops will host a conference call on Tuesday, November 22, 2011 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fiscal 2011 third-quarter, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.
To listen to a replay of the call, dial (858) 384-5517, and enter replay pin number 380575. The replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time, Tuesday, December 6, 2011.
About Tops Holding Corporation
Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 125 corporate full-service supermarkets and an additional 5 franchise supermarkets. Of these supermarkets, 79 offer pharmacy services and there are 40 fuel centers in operation. With approximately 12,600 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.
For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.
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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements, which are generally statements that reflect Tops and its wholly-owned subsidiaries’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and Tops actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks and uncertainties include, without limitation, undischarged bankruptcy claims relating to the Penn Traffic acquisition, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, liquidity, motor fuel operations, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather and natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in Tops’ filings with the Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date made and Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason, except as required by law.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. Note, however, that other companies may calculate Adjusted EBITDA differently than we do, thus potentially limiting its usefulness as a comparative measure. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net income (loss).
FINANCIAL TABLES FOLLOW
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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	12-week periods ended
	October 8, 2011	October 9, 2010	$ Change	% Change

Net sales	$538,606	$519,859	$18,747	3.6%
Cost of goods sold	(375,211)	(362,206)	(13,005)	(3.6)%
Distribution costs	(10,470)	(10,752)	282	2.6%

Gross profit	152,925	146,901	6,024	4.1%

Operating expenses:
Wages, salaries and benefits	(69,691)	(70,871)	1,180	1.7%
Selling and general expenses	(23,774)	(24,381)	607	2.5%
Administrative expenses (inclusive of share-based compensation expense of $264 and $21)	(17,639)	(19,670)	2,031	10.3%
Rent expense, net	(4,301)	(4,518)	217	4.8%
Depreciation and amortization	(12,040)	(15,090)	3,050	20.2%
Advertising	(3,838)	(5,923)	2,085	35.2%
Impairment charge	(900)	—	(900)	N/A

Total operating expenses	(132,183)	(140,453)	8,270	5.9%

Operating income	20,742	6,448	14,294	221.7%

Loss on debt extinguishment	—	(33)	33	100.0%
Interest expense, net	(13,997)	(14,368)	371	2.6%

Income (loss) before income taxes	6,745	(7,953)	14,698	184.8%

Income tax (expense) benefit	(305)	397	(702)	(176.8)%

Net income (loss)	$6,440	$(7,556)	$13,996	185.2%

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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	40-week periods ended
	October 8, 2011	October 9, 2010	$ Change	% Change

Net sales	$1,815,379	$1,726,707	$88,672	5.1%
Cost of goods sold	(1,271,094)	(1,201,152)	(69,942)	(5.8)%
Distribution costs	(34,026)	(34,262)	236	0.7%

Gross profit	510,259	491,293	18,966	3.9%

Operating expenses:
Wages, salaries and benefits	(245,029)	(238,377)	(6,652)	(2.8)%
Selling and general expenses	(80,595)	(80,188)	(407)	(0.5)%
Administrative expenses (inclusive of share-based compensation expense of $876 and $447)	(61,141)	(82,172)	21,031	25.6%
Rent expense, net	(14,416)	(14,535)	119	0.8%
Depreciation and amortization	(38,827)	(48,804)	9,977	20.4%
Advertising	(14,240)	(18,278)	4,038	22.1%
Impairment charges	(2,791)	—	(2,791)	N/A

Total operating expenses	(457,039)	(482,354)	25,315	5.2%

Operating income	53,220	8,939	44,281	495.4%

Bargain purchase	—	15,681	(15,681)	(100.0)%
Loss on debt extinguishment	—	(1,041)	1,041	100.0%
Interest expense, net	(47,585)	(46,852)	(733)	(1.6)%

Income (loss) before income taxes	5,635	(23,273)	28,908	124.2%

Income tax (expense) benefit	(990)	10,096	(11,086)	(109.8)%

Net income (loss)	$4,645	$(13,177)	$17,822	135.3%

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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	October 8, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$19,357	$17,419
Accounts receivable, net	57,304	57,044
Inventory, net	117,420	117,328
Prepaid expenses and other current assets	15,575	14,093
Assets held for sale	—	650
Income taxes refundable	195	200
Current deferred tax assets	2,265	2,265

Total current assets	212,116	208,999

Property and equipment, net	364,129	378,575
Intangible assets, net	72,678	79,072
Other assets	11,732	13,705

Total assets	$660,655	$680,351

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$78,390	$93,311
Accrued expenses and other current liabilities	81,484	79,123
Current portion of capital lease obligations	12,580	11,095
Current portion of long-term debt	427	402

Total current liabilities	172,881	183,931

Capital lease obligations	162,495	172,216
Long-term debt	360,224	365,262
Other long-term liabilities	20,732	21,099
Non-current deferred tax liabilities	4,313	3,354

Total liabilities	720,645	745,862

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 issued & outstanding)	—	—
Paid-in capital	(1,792)	(2,668)
Accumulated deficit	(57,862)	(62,507)
Accumulated other comprehensive loss, net of tax	(336)	(336)

Total shareholders’ deficit	(59,990)	(65,511)

Total liabilities and shareholders’ deficit	$660,655	$680,351

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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	40-week periods ended
	October 8, 2011	October 9, 2010
Cash flows provided by operating activities:
Net income (loss)	$4,645	$(13,177)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,454	59,752
Impairment charges	2,791	—
Amortization of deferred financing costs	2,030	1,791
LIFO inventory valuation adjustments	1,044	383
Deferred income taxes	959	(10,288)
Share-based compensation expense	876	447
Bargain purchase	—	(15,681)
Loss on debt extinguishment	—	1,041
Other	584	223
Changes in operating assets and liabilities:
Decrease (increase) in account receivable	232	(7,641)
Increase in inventory, net	(1,678)	(7,779)
(Increase) decrease in prepaid expenses and other current assets	(1,482)	2,278
Decrease in income taxes refundable	5	162
(Decrease) increase in accounts payable	(15,260)	22,397
Increase in accrued expenses and other current liabilities	5,927	9,640
(Decrease) increase in other long-term liabilities	(670)	2,390

Net cash provided by operating activities	51,457	45,938

Cash flows used in investing activities:
Cash paid for property and equipment	(37,348)	(34,280)
Proceeds from sale of assets	1,250	20,738
Proceeds from insurable loss recovery	50	—
Acquisition of Penn Traffic assets	—	(85,023)

Net cash used in investing activities	(36,048)	(98,565)

Cash flows (used in) provided by financing activities:
Borrowings on ABL Facility	454,500	191,400
Repayments on ABL Facility	(459,500)	(205,400)
Principal payments on capital leases	(8,426)	(7,007)
Proceeds from long-term debt borrowings	—	112,125
Repayments of long-term debt borrowings	(327)	(36,283)
Change in bank overdraft position	339	348
Deferred financing costs incurred	(57)	(5,677)
Proceeds from issuance of common shares	—	30,000
Dividend to shareholders	—	(30,000)

Net cash (used in) provided by financing activities	(13,471)	49,506

Net increase (decrease) in cash and cash equivalents	1,938	(3,121)
Cash and cash equivalents—beginning of period	17,419	19,722)

Cash and cash equivalents—end of period	$19,357	$16,601

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Tops Holding Corporation Reports Increases in Sales and Profits in Third Quarter 2011
November 21, 2011

TOPS HOLDING CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	12-week periods ended		40-week periods ended
	October 8, 2011	October 9, 2010	October 8, 2011	October 9, 2010
Net income (loss)	$6,440	$(7,556)	$4,645	$(13,177)
Depreciation and amortization	15,725	19,042	51,454	59,752
Interest expense	13,997	14,368	47,585	46,852
Income tax expense (benefit)	305	(397)	990	(10,096)

EBITDA	36,467	25,457	104,674	83,331

Adjustments to EBITDA:
LIFO inventory valuation adjustments (a)	(1,117)	467	1,044	383
Impairment charges (b)	900	—	2,791	—
Share-based compensation expense (c)	410	55	1,360	845
FTC review costs (d)	139	30	676	2,077
One-time Penn Traffic integration costs (e)	—	4,565	—	21,092
Excess IT costs (f)	—	1,460	—	4,866
One-time Penn Traffic acquisition costs (g)	—	377	—	5,087
Loss on debt extinguishment (h)	—	33	—	1,041
Sold/closed stores negative EBITDA (i)	—	6	—	1,295
Bargain purchase (j)	—	—	—	(15,681)
Other one-time expenses (k)	510	1,577	1,229	1,961

Total adjustments to EBITDA	842	8,570	7,100	22,966

Adjusted EBITDA	$37,309	$34,027	$111,774	$106,297

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out inventory method and the LIFO inventory method.

(b)	As a result of the sale of three supermarkets during late July and early August 2011, the Company recorded a $1.9 million impairment. During November 2011, the Company executed an agreement to sell the remaining supermarket acquired from Penn Traffic subject to the Final Order from the FTC. As a result of the potential sale, the Company recorded a $0.9 million impairment.

(c)	Non-cash compensation costs related to stock option grants.

(d)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(e)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.

(f)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which resulted in an elimination of annual excess IT costs of $8.1 million.

(g)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.

(h)	The write-off of deferred financing fees associated with early repayments related to the Company’s credit facilities.

(i)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that were sold or closed during 2010.

(j)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.

(k)	Other one-time non-recurring items.
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